                                                                    EXHIBIT 24.2

                             Secretary's Certificate
                                       of

                               SUNOCO PARTNERS LLC

     I Jeffrey W. Wagner, General Counsel and Secretary of Sunoco Partners LLC (the "Company"), DO HEREBY CERTIFY THAT:

          The following is a true, correct and complete copy of a resolution adopted at a meeting of the Board of Directors of Sunoco Partners LLC, duly called and legally held on July 22, 2002, at which a quorum was present and acting throughout, and that no action has been taken to rescind or amend said resolution and that the same is now in full force and effect:

               RESOLVED, that the Chief Executive Officer and President, the Vice President and Chief Financial Officer, and the Comptroller of the Sunoco Partners LLC (the "Company"), the general partner of Sunoco Logistics Partners L.P. (the "Partnership"), are each hereby authorized to sign and file with the Securities and Exchange Commission a registration statement, and amendments or supplements thereto, on behalf of the Partnership, registering interests to be awarded under the Sunoco Partners LLC Long-Term Incentive Plan (the "Plan"), and up to 1.25 million common units representing limited partnership interests in the Partnership, to be issued in accordance with the Plan (or such number of common units as may be authorized by adjustments under Section 4.3 of the Plan), and to take such further action to register or qualify the offer, sale and issuance of the foregoing interests and common units in accordance with the securities laws and regulations of any state or foreign country as may be required; and

               FURTHER RESOLVED, that the Chief Executive Officer and President, and any delegate thereof (each such officer and/or delegate being an "Authorized Officer") be, and each hereby is, authorized, empowered and directed, on behalf of the Company and in its name, to sign any and all agreements and amendments thereto evidencing unit options and/or restricted units to be awarded under the Plan, and any other agreements, notes or instruments of any kind whatsoever, to take such other action as the board of directors, or compensation committee, may authorize or direct, and to do all acts and things whatsoever as may be in any way necessary or desirable in order to effectuate or carry out the purposes and intent of the foregoing resolutions.

                                              /s/ JEFFREY W. WAGNER
                                              -----------------------
                                              Jeffrey W. Wagner
                                              General Counsel and Secretary

                                              [CORPORATE SEAL]

Philadelphia, PA
July 22, 2002
                                        1